Advance Auto Parts Appoints Cynthia Jamison to Board of Directors

RALEIGH, N.C., March 10, 2026 – Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America announced today, that it has appointed Cynthia Jamison as an independent director to the Board of Directors.

Cynthia Jamison has been appointed as an independent director to Advance Auto Parts' Board of Directors.

“Cynthia brings a wealth of Board and executive leadership experience within the retail and consumer products sectors, making her an invaluable addition to the Advance Board,” said Gene Lee, chair of the board. “On behalf of the entire board of directors, I am pleased to welcome her, and we look forward to her contributions.”

“The Advance team is committed to implementing initiatives grounded in retail fundamentals to enhance both operational and financial performance,” said Shane O’Kelly, president, and chief executive officer. “Cynthia's deep understanding of retail operations, coupled with her expertise in leadership development and governance, will play a key role in driving long-term value for our shareholders.”

“Advance operates in a healthy and growing industry, with the team consistently making strides in establishing a strong foundation for sustainable growth,” said Cynthia Jamison, independent director. “I look forward to working with the board to support the team’s efforts in driving further progress on the strategic plan.”

Ms. Jamison most recently served as Chief Financial Officer (CFO) of AquaSpy, Inc. from 2010 through 2013. Prior to AquaSpy she served as a Partner with Tatum, LLC, from 1999 - 2009 where she served as CFO or COO of several public and private entities across multiple industries. She also led the CFO Practice at Tatum for four years where she had responsibility for over 300 CFO Partners. Prior to joining Tatum, she held various C Suite and executive positions at Chart House Enterprises, Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen.

Ms. Jamison has served on the Board of Directors of Darden Restaurants, Inc. since 2014 and was appointed as the Chair of the Board in 2023. She also serves on the Board of Directors, including as Chair of the Audit Committee of International Flavors & Fragrances, Inc., and is a trustee on the Board of Save The Children. She has previously served as Chair of the Boards of Directors of Tractor Supply Company and Big Lots, Inc. and as a member of the Board of Directors of Office Depot, Inc., B&G Foods, Cellu Tissue Holdings, Inc., and Horizon Organic Holdings Corp.

About Advance Auto Parts

Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installers and do-it-yourself customers. As of January 3, 2026, Advance operated 4,305 stores primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The Company also served 809 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

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